MATEC CORPORATION
                         BERGEN CABLE TECHNOLOGIES, INC.
                          MATEC APPLIED SCIENCES, INC.
                             MATEC INSTRUMENTS, INC.
                            VALPEY-FISHER CORPORATION
                   Secured Note and Warrant Purchase Agreement
                           Dated as of April 12, 1995

                            MATEC CORPORATION
                     BERGEN CABLE TECHNOLOGIES, INC.
                      MATEC APPLIED SCIENCES, INC.
                         MATEC INSTRUMENTS, INC.
                        VALPEY-FISHER CORPORATION

                  Secured Note and Warrant Purchase Agreement
                  -------------------------------------------
                       Dated as of April 12, 1995

                                 INDEX

ARTICLE 1 ............................................................ 1

PURCHASE, SALE AND TERMS OF NOTES AND WARRANTS ....................... 1

  1.01.  The Notes ................................................... 1
  1.02.  The Warrants ................................................ 2
  1.03.  Purchase and Sale of Notes and Warrants ..................... 2
         (a)  The Closing ............................................ 2
         (b)  Allocation of Purchase Price ............................2
         (c)  Use of Proceeds .........................................2
  1.04.  Payments and Endorsements.................................... 3
  1.05.  Redemptions ................................................. 3
         (a)  Required Redemption .................................... 3
         (b)  Optional Redemptions With Premium ...................... 3
         (c)  Notice of Redemptions; Pro rata Redemptions............. 3
  1.06.  Payment on Non-Business ..................................... 3
  1.07.  Registration, etc ........................................... 3
  1.08.  Transfer and Exchange of Notes .............................. 4
  1.09.  Replacement of Notes ........................................ 4
  1.10.  Representations by the Purchaser ............................ 5
  1.11.  Disclosure of Information by the Purchaser .................. 5

ARTICLE II............................................................ 5

CONDITIONS TO PURCHASER'S OBLIGATION ................................. 5

  2.01.  Representations and Warranties .............................. 6
  2.02.  Documentation at Closing .................................... 6

ARTICLE III........................................................... 7

REPRESENTATIONS AND WARRANTIES........................................ 7

  3.01.  Organization and Standing ................................... 7
  3.02.  Corporate Action ............................................ 7
  3.03.  Governmental Approvals ...................................... 8
  3.04.  Litigation .................................................. 8
  3.05.  Compliance with Other Instruments ........................... 8
  3.06.  Federal Reserve Regulations ................................. 8
  3.07.  Title to Assets, Patents .................................... 9
  3.08.  Financial Information ....................................... 9
  3.09.  Taxes....................................................... 10
  3.10.  ERISA....................................................... 10
  3.11.  Transactions with Affiliates ............................... 10
  3.12.  Assumptions or Guaranties of Indebtedness of Other Persons . 10
  3.13.  Investments in Other Persons ............................... 10

                                                                    Page
                                                                    ----
  3.14.  Equal Employment Opportunity ............................... 10
  3.15.  Status of Notes and Warrants as Qualified Investments ...... 11
  3.16.  Securities Act ............................................. 11
  3.17.  Disclosure ................................................. 12
  3.18.  No Brokers or Finders ...................................... 12
  3.19.  Other Agreements of Officers ............................... 12
  3.20.  Capitalization; Status of Capital Stock .................... 12
  3.21.  Labor Relations ............................................ 13
  3.22.  Insurance .................................................. 13
  3.23.  Books and Records .......................................... 13
  3.24.  Foreign Corrupt Practices Act .............................. 13

ARTICLE IV........................................................... 14

COVENANTS OF THE COMPANIES .......................................... 14

  4.01.  Affirmative Covenants Other Than Reporting Requirements .... 14
         (a)  Punctual Payment ...................................... 14
         (b)  Payment of Taxes and Trade Debt ....................... 14
         (c)  Maintenance of Insurance .............................. 14
         (d)  Preservation of Corporate Existence ................... 14
         (e)  Compliance with Laws .................................. 15
         (f)  Visitation Rights ..................................... 15
         (g)  Keeping of Records and Books of Account ............... 15
         (h)  Maintenance of Properties, etc ........................ 15
         (i)  Compliance with ERISA ................................. 15
         (j)  Maintenance of Debt to Equity Ratio ................... 16
         (k)  Maintenance of Interest Coverage ...................... 16
         (l)  Foreign Corrupt Practices Act ......................... 16
         (m)  Equal Employment Opportunity .......................... 16
         (n)  Status of Notes and Warrants as Qualified Investments . 16
         (o)  Attendance at Board Meetings .......................... 16
         (p)  Compensation .......................................... 17
         (q)  Compliance with Security Agreements ................... 17
  4.02.  Negative Covenants ......................................... 17
         (a)  Liens ................................................. 17
         (b)  Indebtedness .......................................... 18
         (c)  Lease Obligations ..................................... 18
         (d)  Assumptions or Guaranties of Indebtedness of
              Other Persons ......................................... 19
         (e)  Mergers, Sale of Assets, etc .......................... 19
         (f)  Investments in Other Persons .......................... 19
         (g)  Distributions ......................................... 20
         (h)  Dealings with Affiliates .............................. 21
         (i)  Maintenance of Ownership of Subsidiaries .............. 21
         (j)  Change in Nature of Business .......................... 21
   4.03.  Reporting Requirements .................................... 21
   4.04.  Termination of Certain Covenants .......................... 23

ARTICLE V............................................................ 23
REGISTRATION RIGHTS ................................................. 23
   5.01.  "Piggy Back" Registration ................................. 23
   5.02.  Registration on Form S-3 .................................. 23
   5.03.  Effectiveness ............................................. 24
   5.04.  Indemnification of Holder of Registrable Shares ........... 24
                                  (ii)

                                                                    Page
                                                                    ----
   5.05.  Indemnification of Matec .................................. 25
   5.06.  Exchange Act Registration ................................. 26
   5.07.  Damages ................................................... 26
   5.08.  Further Obligations ....................................... 26
   5.09.  Holdback Agreement ........................................ 27
   5.10.  Participation in Registrations ............................ 28
   5.11.  Expenses .................................................. 28

ARTICLE VI........................................................... 28

EVENTS OF DEFAULT ................................................... 28
   6.01.  Events of Default ......................................... 28
   6.02.  Annulment of Defaults ..................................... 30

ARTICLE VII.......................................................... 30

DEFINITIONS AND ACCOUNTING TERMS .................................... 30
   7.01.  Certain Defined Terms ..................................... 30
   7.02.  Accounting Terms .......................................... 33

ARTICLE VIII......................................................... 34

MISCELLANEOUS........................................................ 34
   8.01.  No Waiver; Cumulative Remedies ............................ 34
   8.02.  Amendments, Waivers and Consents .......................... 34
   8.03.  Addresses for Notices, etc ................................ 34
   8.04.  Costs, Expenses and Taxes ................................. 35
   8.05.  Binding Effect; Assignment ................................ 35
   8.06.  Survival of Representations and Warranties ................ 36
   8.07.  Prior Agreements .......................................... 36
   8.08.  Severability .............................................. 36
   8.09.  Governing Law ............................................. 36
   8.10.  Headings .................................................. 36
   8.11.  Sealed Instrument ......................................... 36
   8.12.  Counterparts .............................................. 36
   8.13.  Further Assurances ........................................ 36

EXHIBITS
--------

   1.01     Form of Secured Notes
   1.02     Form of Common Stock Purchase Warrants
   2.02(a)  Form of Security Agreement
   2.02(c)  Matters to be Covered by Opinion Letter
   3.01     Schedule of Subsidiaries
   3.04     Schedule of Litigation
   3.05     Schedule of Indebtedness
   3.07     Schedule of Mortgages, Pledges, etc.
   3.07(a)  Schedule of Patent Obligations
   3.09     Schedule of Taxes
   3.12     Schedule of Assumptions or Guaranties
   3.14     Schedule of Employment Practices
   3.15     Certificate re "Qualified Investments"

                                (iii)

MATEC CORPORATION                   BERGEN CABLE TECHNOLOGIES, INC.
MATEC APPLIED SCIENCES, INC.        Gregg Street
MATEC INSTRUMENTS, INC.             Lodi, New Jersey 07644
VALPEY-FISHER CORPORATION
75 South Street
Hopkinton, Massachusetts 01748
                                                 As of April 12, 1995


Massachusetts Capital Resource Company
420 Boylston Street
Boston, Massachusetts  02116

Re:  Secured Notes due 2000 and Common Stock
     Purchase Warrants

Gentlemen:

     MATEC Corporation, a Delaware corporation ("Matec"), and each of its Subsidiaries, Bergen Cable Technologies, Inc., a New Jersey corporation, Matec Applied Sciences, Inc., a Delaware corporation, Matec Instruments, Inc., a Delaware corporation and Valpey-Fisher Corporation, a Massachusetts corporation (Matec and such Subsidiaries being herein collectively referred to as the Companies and individually as a Company) hereby, jointly and severally, agree with Massachusetts Capital Resource Company (the "Purchaser") as follows:


                               ARTICLE I

             PURCHASE, SALE AND TERMS OF NOTES AND WARRANTS

     1.01. THE NOTES. The Companies have authorized the issuance and sale to the Purchaser of the Companies Secured Notes, due June 30, 2000, in the original principal amount of $2,000,000. The Secured Notes shall bear interest, as provided for therein, at the rate of ten percent (10%) per annum; PROVIDED, HOWEVER, that if the Companies, or any of them, shall at any time, or from time to time, incur any Indebtedness for money borrowed, which Indebtedness or any portion thereof is secured by any assets of any of the Companies in which the holder of any Note shall have a security interest and which security is senior to, or on a pari passu basis with, that of such holder, then in such event, from and after the date such Indebtedness is incurred, the interest rate on such Note shall automatically be increased to eleven percent (11%) per annum if such Indebtedness is $2,000,000 or less and twelve percent (12%) per annum if such Indebtedness is more than $2,000,000; and FURTHER, PROVIDED, that the interest rate on the Notes shall be fourteen percent (14%) per annum (as far as the same may be legally enforceable) on all overdue principal (including any overdue required redemption), premium and interest. The Secured Notes shall be substantially in the form set forth in EXHIBIT 1.01 hereto and are herein referred to individually as a "Note" and collectively as the "Notes", which terms shall also include any notes delivered in exchange or replacement therefor.

     1.02. THE WARRANTS. Matec has also authorized the issuance and sale to the Purchaser of Matec's Common Stock Purchase Warrants for the purchase (subject to adjustment as provided therein) of 85,000 shares of Matec's Common Stock. The Common Stock Purchase Warrants shall be substantially in the form set forth in EXHIBIT 1.02 hereto and are herein referred to individually as a "Warrant" and collectively as the "Warrants", which terms shall also include any warrants delivered in exchange or replacement therefor.

     1.03.  PURCHASE AND SALE OF NOTES AND WARRANTS.

          (a) THE CLOSING. The Companies agree to issue and sell to the Purchaser, and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase, the Notes and the Warrants for an aggregate purchase price of $2,000,000. Such purchase and sale shall take place at a closing (the "Closing") to be held at the office of Messrs. Testa, Hurwitz & Thibeault, Exchange Place, 53 State Street, Boston, Massachusetts, on April 12, 1995 at 2:00 P.M., or on such other date and at such time as may be mutually agreed upon. At the Closing the Companies will initially issue one Note, payable to the order of the Purchaser, in the principal amount of $2,000,000 and Matec will issue one Warrant, registered in the name of the Purchaser, to purchase (subject to adjustment as provided therein) 85,000 shares of Matec's Common Stock, against delivery to Matec, on behalf of itself and the other Companies, of a check or a receipt of a wire transfer, in the amount of $2,000,000, in payment of the full purchase price for the Notes and Warrants.

          (b) ALLOCATION OF PURCHASE PRICE. The Companies and the Purchaser, having adverse interests and as a result of arm's length bargaining, agree that (i) neither the Purchaser nor any of its partners has rendered or has agreed to render any services to the Companies in connection with this Agreement or the issuance of the Notes and Warrants; (ii) the Warrants are not being issued as compensation; and
(iii) for the purpose, and within the meaning, of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended, the issue price of the Notes is $1,977,000. The Companies and the Purchaser acknowledge that this allocation is based on the relative fair market values of the Notes and Warrants. The Companies and the Purchaser recognize that this Agreement determines the original issue discount to be taken into account by the Companies and the Purchaser for federal income tax purposes on the Notes and they agree to adhere to this Agreement for such purposes.

          (c) USE OF PROCEEDS. The Companies agree to use the full proceeds from the sale of the Notes and Warrants solely for working capital, the purchase of machinery and equipment and for general corporate purposes and agrees that full proceeds from the sale of the Notes and Warrants will be utilized for purposes which increase or maintain equal opportunity employment in the Commonwealth of Massachusetts.

     1.04. PAYMENTS AND ENDORSEMENTS. Payments of principal, interest and premium, if any, on the Notes, shall be made directly by check duly mailed or delivered to the Purchaser at its address referred to in
Section 8.03 hereof, without any presentment or notation of payment, except that prior to any transfer of any Note, the holder of record shall endorse on such Note a record of the date to which interest has been paid and all payments made on account of principal of such Note.

     1.05.  REDEMPTIONS.

          (a) REQUIRED REDEMPTION. On June 30, 2000 or accelerated maturity of the Notes, the Companies, jointly and severally, will pay the principal amount of the Notes then outstanding together with all accrued and unpaid interest then due thereon. No optional redemption of less than all of the Notes shall affect the obligation of the Companies to make the redemption required by this subsection.

          (b) OPTIONAL REDEMPTIONS WITH PREMIUM. The Companies may at any time on or after July 1, 1995, (no optional redemption being permitted prior to said date) redeem the Notes in whole or in part (in integral multiples of $10,000) together with interest due on the amount so redeemed through the date of redemption, and a premium equal to the percentage of the principal amount of the Notes redeemed under this subsection applicable to the twelve month period in which such redemption is made, as follows:

         12-month period
              ending                            Premium
         ---------------                        -------

         June 30, 1996                            10.0%
         June 30, 1997                             7.5%
         June 30, 1998                             5.0%
         June 30, 1999                             2.5%
         June 30, 2000                             0.0%

          (c) NOTICE OF REDEMPTIONS; PRO RATA REDEMPTIONS. Notice of any optional redemptions pursuant to subsection 1.05(b) shall be given to all registered holders of the Notes at least ten (10) business days prior to the date of such redemption. Each redemption of Notes pursuant to subsections 1.05(a) or (b) shall be made so that the Notes then held by each holder shall be redeemed in a principal amount which shall bear the same ratio to the total principal amount of Notes being redeemed as the principal amount of Notes then held by such holder bears to the aggregate principal amount of the Notes then outstanding.

     1.06. PAYMENT ON NON-BUSINESS DAYS. Whenever any payment to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the Commonwealth of Massachusetts, such payment may be made on the next succeeding business day, and such extension of time shall in such case be included in the computation of payment of interest due.

     1.07. REGISTRATION, ETC. Matec, on behalf of itself and the other Companies, shall maintain at its principal office a register of the

Notes and shall record therein the names and addresses of the registered holders of the Notes, the address to which notices are to be sent and the address to which payments are to be made as designated by the registered holder if other than the address of the holder, and the particulars of all transfers, exchanges and replacements of Notes. No transfer of a Note shall be valid unless made on such register for the registered holder or his executors or administrators or his or their duly appointed attorney, upon surrender therefor for exchange as hereinafter provided, accompanied by an instrument in writing, in form and execution reasonably satisfactory to Matec. Each Note issued hereunder, whether originally or upon transfer, exchange or replacement of a Note or Notes, shall be registered on the date of execution thereof by the Companies and shall be dated the date to which interest has been paid on such Notes or Note. The registered holder of a Note shall be that Person in whose name the Note has been so registered by Matec. A registered holder shall be deemed the owner of a Note for all purposes of this Agreement and, subject to the provisions hereof, shall be entitled to the principal, premium, if any, and interest evidenced by such Note free from all equities or rights of setoff or counterclaim between the Companies, or any of them, and the transferor of such registered holder or any previous registered holder of such Note.

     1.08. TRANSFER AND EXCHANGE OF NOTES. The registered holder of any Note or Notes may, prior to maturity or prepayment thereof, surrender such Note or Notes at the principal office of Matec for transfer or exchange. Within a reasonable time after notice to Matec from a registered holder of its intention to make such exchange and without expense (other than transfer taxes, if any) to such registered holder (and provided, in the case of a transfer, that the proposed transferee shall have provided to Matec a written representation substantially to the effect set forth in Section 1.10), the Companies shall issue in exchange therefor another Note or Note, in such denominations as requested by the registered holder, for the same aggregate principal amount as the unpaid principal amount of the Note or Notes so surrendered, and having the same maturity and rate of interest, containing the same provisions and subject to the same terms and conditions as the Note or Notes so surrendered. Each new Note shall be made payable to such Person or Persons, or registered assigns, as the registered holder of such surrendered Note or Notes may designate, and such transfer or exchange shall be made in such a manner that no gain or loss of principal or interest shall result therefrom.

     1.09. REPLACEMENT OF NOTES. Upon receipt of evidence satisfactory to Matec of the loss, theft, destruction or mutilation of any Note and, if requested in the case of any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to Matec, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Companies will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; PROVIDED, HOWEVER, if any Note of which Massachusetts Capital Resource Company, its nominee, or any of its partners is the registered holder is lost, stolen or destroyed, the affidavit of the President, Treasurer or any Assistant Treasurer of the registered holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond or other security shall be required as a condition to the execution and delivery by the Companies of a new Note in replacement of such lost, stolen or destroyed Note other than the registered holder's written agreement to indemnify the Companies.

     1.10. REPRESENTATIONS BY THE PURCHASER. The Purchaser represents that it is its present intention to acquire the Notes and Warrants for its own account and that the Notes and Warrants are being and will be acquired for the purpose of investment and not with a view to distribution or resale thereof; subject, nevertheless, to the condition that the disposition of the property of the Purchaser shall at all times be within its control. The acquisition by the Purchaser of the Notes and Warrants shall constitute a confirmation of this representation.

     1.11. DISCLOSURE OF INFORMATION BY THE PURCHASER. Each of the Companies understands that the Purchaser is a special purpose limited partnership organized under Chapter 109 of the General Laws of the Commonwealth of Massachusetts and Chapter 816 of the Acts and Resolves of 1977 of the Commonwealth of Massachusetts (the "Capital Resource Company Act"), and as such, in accordance with such provisions, the Purchaser, in order to obtain certain benefits for itself and its partners, is required to file certain reports and otherwise disclose information relating to the business, financial affairs, and future prospects of the Companies and their affiliates (as defined in the aforesaid legislation) with the Clerk of the Senate and the Clerk of the House of Representatives of the General Court of the Commonwealth of Massachusetts, the Secretary of Manpower Affairs, the Commissioner of Insurance and the Department of Revenue of the Commonwealth of Massachusetts, and that such reports and other information may constitute "public records" within the purview of Section 7 of Chapter 4 of the General Laws of the Commonwealth of Massachusetts. In addition, information relating to the business, financial affairs and future prospects of each of the Companies and its affiliates must be disclosed to others in order to obtain independent confirmation that financing on substantially similar terms to financing provided pursuant to this Agreement was not elsewhere available to the Companies. The Companies hereby authorize the Purchaser to disclose all such information relating to the business, financial affairs and future prospects of the Companies and their affiliates as has been or may in the future be presented to the Purchaser to all such persons as the Purchaser in good faith deems necessary or appropriate in order to fulfill its obligations under the Capital Resource Company Act.

                             ARTICLE II

                CONDITIONS TO PURCHASER'S OBLIGATION

     The obligation of the Purchaser to purchase and pay for the Notes and Warrants at the Closing is subject to the following conditions:

     2.01.  REPRESENTATIONS AND WARRANTIES.   Each of the
representations and warranties of the Companies set forth in Article III hereof shall be true on the date of the Closing.

     2.02. DOCUMENTATION AT CLOSING. The Purchaser shall have received prior to or at the Closing all of the following, each in form and substance satisfactory to the Purchaser and its special counsel:

          (a) A Security Agreement, in the form attached as EXHIBIT 2.02(a), (collectively, the Security Agreements), and all related financing statements and other similar instruments and documents, shall have been executed and delivered to the Purchaser by a duly authorized officer of each Company.

          (b) A certified copy of all charter documents of each Company; a certified copy of the resolutions of the Board of Directors and, to the extent required, the stockholders of each Company evidencing approval of this Agreement, the Notes, the Warrants, the Security Agreements, and other matters contemplated hereby; a certified copy of the By-laws of each Company; and certified copies of all documents evidencing other necessary corporate or other action and governmental approvals, if any, with respect to this Agreement, the Notes, the Warrants and the Security Agreements.

          (c)  A favorable opinion of Messrs. Jacobs, Persinger &
Parker, counsel for the Companies, as to matters set forth in EXHIBIT 2.02(c), and as to such other matters as the Purchaser, or its special counsel, may reasonably request.

          (d) A certificate of the Secretary or an Assistant Secretary of each Company which shall certify the names of the officers of such Company, authorized to sign this Agreement, the Notes, the Warrants, the Security Agreements and the other documents or certificates to be delivered pursuant to this Agreement or the Security Agreements by such Company, or any of its officers, together with the true signatures of such officers. The Purchaser may conclusively rely on such certificates until it shall receive a further certificate of the Secretary or an Assistant Secretary of such Company canceling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

          (e) A certificate from a duly authorized officer of each Company stating that the representations and warranties of all of the Companies contained in Article III hereof and otherwise made by the Companies in writing in connection with the transactions contemplated hereby are true and correct and that no condition or event has occurred or is continuing or will result from execution and delivery of this Agreement, the Notes, the Warrants or the Security Agreements which constitute an Event of Default or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

          (f) A certificate, in the form attached as EXHIBIT 3.15 hereto, shall have been executed and delivered by a duly authorized officer of each Company.

          (g) Payment for the costs, expenses, taxes and filing fees identified in Section 8.04 as to which the Purchaser gives Matec notice prior to the Closing.

          (h) Matec's Form 10-K for the fiscal year ended December 31, 1994, as filed with the Commission pursuant to the Exchange Act.

                             ARTICLE III

                   REPRESENTATIONS AND WARRANTIES

     Each Company represents and warrants as to itself and Matec represents and warrants as to itself and as to each of the other
Companies as follows:

     3.01. ORGANIZATION AND STANDING. Each Company is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction in which it was organized and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. Each Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, and where a failure to so qualify would have a material adverse effect on the business or assets of such Company. All of the outstanding capital stock of each of the Companies has been duly authorized and validly issued, is fully paid and nonassessable, and is, except for Matec, owned beneficially and of record by Matec, free and clear of any lien, right, encumbrance or restriction of any nature, including, without limitation, any lien, right, encumbrance or restriction on transfer, other than those imposed by relevant state and federal securities laws. None of the Companies have any Subsidiaries except that: (i) each of the Companies, other than Matec, are Subsidiaries of Matec and (ii) except as is set forth on
EXHIBIT 3.01.

     3.02. CORPORATE ACTION. Each Company has all necessary corporate power and has taken all corporate action required to make all the provisions of this Agreement, the Notes, the Warrants, the Security Agreements and any other agreements and instruments executed in connection herewith and therewith the valid and enforceable obligations they purport to be. Sufficient shares of authorized but unissued Common Stock of Matec have been reserved by appropriate corporate action in connection with the prospective exercise of the Warrants. Neither the issuance of the Notes or Warrants, nor the issuance of shares of Common Stock upon the exercise of the Warrants, is subject to preemptive or other similar statutory or contractual rights and will not conflict with any provisions of any agreement or instrument to which any Company is a party or by which it is bound.

     3.03. GOVERNMENTAL APPROVALS. No authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, is or will be necessary for, or in connection with, the offer, issuance, sale, execution or delivery by any Company of, or for the performance by it of its obligations under, this Agreement, the Notes, the Warrants or the Security Agreements, except as may result from the circumstances of any proposed transfer of the Notes or Warrants or exercise of the Warrants in order to insure compliance with applicable federal and state securities laws.

     3.04. LITIGATION. Except as is set forth in EXHIBIT 3.04, there is no litigation or governmental proceeding or investigation pending or, to the best of the knowledge of any Company, threatened against any Company affecting any of its properties or assets, or, to the best of the knowledge of any Company, against any officer, key employee or principal stockholder of any Company where such litigation, proceeding or investigation, either individually or in the aggregate, would have a material adverse effect on any Company or which might call into question the validity of this Agreement, the Notes, the Warrants, the Security Agreements or any action taken or to be taken pursuant hereto or thereto, nor, to the best of the knowledge of any Company, has there occurred any event or does there exist any condition on the basis of which any litigation, proceeding or investigation might properly be instituted. None of the Companies, nor, to the best of the knowledge of any Company, any officer or key employee or principal stockholder of any Company is in default with respect to any order, writ, injunction, decree, ruling or decision of any court, commission, board or other government agency affecting any Company.

     3.05. COMPLIANCE WITH OTHER INSTRUMENTS. Each Company is in compliance in all respects with the terms and provisions of this Agreement and of its charter and by-laws and in all material respects with the terms and provisions of the mortgages, indentures, leases, agreements and other instruments and of all judgments, decrees, governmental orders, statutes, rules and regulations by which it is bound or to which its properties or assets are subject. It is the reasonable opinion of each Company that there is no term or provision in any of the foregoing documents and instruments which materially adversely affects the business, assets or financial condition of any Company. Neither the execution and delivery of this Agreement, the Notes, the Warrants or the Security Agreements, nor the consummation of any transactions contemplated hereby or thereby has constituted or resulted in or will constitute or result in a default or violation of any term or provision in any of the foregoing documents or instruments. A schedule of Indebtedness for money borrowed of the Companies (including lease obligations required to be capitalized in accordance with applicable Statements of Financial Accounting Standards) is attached as EXHIBIT 3.05.

     3.06. FEDERAL RESERVE REGULATIONS. No Company is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System), and no part of the proceeds of the Notes or Warrants will be used to purchase or carry any margin security or to extend credit to others for the purpose of purchasing or carrying any margin security or in any other manner which would involve a violation of any of the regulations of the Board of Governors of the Federal Reserve System.

     3.07. TITLE TO ASSETS, PATENTS. Except as is set forth in EXHIBIT 3.07, each Company has good and clear record and marketable title in fee to such of its fixed assets as are real property, and good and merchantable title to all of its other assets, now carried on its books including those reflected in the most recent consolidated balance sheet of the Companies which forms a part of EXHIBIT 3.08 attached hereto, or acquired since the date of such balance sheet (except personal property disposed of since said date in the ordinary course of business and except for defects in title to real property which do not materially detract from its value or impair its use) free of any mortgages, pledges, charges, liens, security interests or other encumbrances. Each Company enjoys peaceful and undisturbed possession under all leases under which it is operating, and all said leases are valid and subsisting and in full force and effect. Except as is set forth in
EXHIBIT 3.04, each Company owns or has a valid right to use the patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights being used to conduct its business as now operated and as now proposed to be operated; and the conduct of its business as now operated and as now proposed to be operated does not and will not conflict with valid patents, patent rights, licenses, permits, trade secrets, trademarks, trademark rights, trade names or trade name rights or franchises, copyrights, inventions and intellectual property rights of others. Except as is set forth in
EXHIBIT 3.07(a), no Company has any obligation to compensate any Person for the use of any such patents or such rights nor has any Company granted to any Person any license or other rights to use in any manner any of such patents or such rights of any Company.

     3.08. FINANCIAL INFORMATION. The consolidated financial statements of Matec which are included in Matec's Form 10-K present fairly the consolidated financial position of Matec as at the dates thereof and the results of operations for the periods covered thereby and have been prepared in accordance with generally accepted accounting principles consistently applied. Such financial statements are for the two years ended December 31, 1993 and December 31, 1994, certified by Deloitte & Touche. As of the date of such financial statements, no Company has any liability contingent or otherwise not disclosed in the aforesaid financial statements or in the notes thereto that could, together with all such other liabilities, materially affect the financial condition of any Company, nor does any Company have any reasonable grounds to know of any such liability. Since the date of said certified financial statements, (i) there has been no adverse change in the business, assets or condition, financial or otherwise, operations or prospects, of any Company; (ii) neither the business, condition, operations nor prospects of any Company nor any of their properties or assets has been adversely affected as a result of any legislative or regulatory change, any revocation or change in any franchise, license or right to do business, or any other event or occurrence, whether or not insured against; and (iii), except for intercompany transactions between the Companies, no Company has entered into any material transaction or made any distribution on its capital stock.

     3.09. TAXES. Since January 1, 1990, each Company has accurately prepared and timely filed (except where the failure to file on a timely basis did not have a material adverse effect on such Company) all federal, state and other tax returns required by law to be filed by it, and all taxes shown to be due and all additional assessments have been paid or provision made therefor. No Company knows of no additional assessments or adjustments pending or threatened against any Company for any period, nor of any basis for any such assessment or adjustment, except as set forth on EXHIBIT 3.09.

     3.10. ERISA. No employee benefit plan established or maintained, or to which contributions have been made, by any Company, which is subject to part 3 of Subtitle B of Title I of The Employee Retirement Income Security Act of 1974, as amended ("ERISA") had an accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such plan ended prior to the date hereof, and no material liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any such plan by any Company.

     3.11. TRANSACTIONS WITH AFFILIATES. Except as is set forth in the Proxy Statement, there are no loans, leases, royalty agreements or other continuing transactions between Matec and any Person owning five percent (5%) or more of any class of capital stock of Matec or other entity controlled by such stockholder or a member of such stockholder's family.

     3.12. ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Except as is set forth in EXHIBIT 3.12 and as permitted pursuant to subsection 4.02(d), no Company has assumed, guaranteed, endorsed or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person.

     3.13. INVESTMENTS IN OTHER PERSONS. Except as described in the Form 10-K and except for intercompany transactions permitted by this Agreement, no Company has made any loan or advance to any Person which is outstanding on the date of this Agreement, nor is any Company obligated or committed to make any such loan or advance, nor does any Company own any capital stock or assets comprising the business of, obligations of, or any interest in, any Person.

     3.14. EQUAL EMPLOYMENT OPPORTUNITY. Each Company has reviewed its employment practices and policies and, to the best of its knowledge, it is in full compliance with (a) all applicable laws of the United States, of the Commonwealth of Massachusetts and of each other applicable jurisdiction, relating to equal employment opportunity (including, without limitation, Title VII of the Civil Rights Act of 1964, as amended (42 U.S.C. Section 2000e-17), the Age Discrimination in Employment Act of 1967, as amended (29 U.S.C. Sub Section 621-634), the Equal Pay Act of 1963 (29 U.S.C. Section 206(d)), and any rules, regulations and administrative orders and Executive Orders relating thereto; Mass. Gen. Laws. c. 151B, Mass. Gen. Laws c. 149 Section 24A et seq. and Section 105A et seq., and any rules or regulations relating thereto; and (b) the applicable terms, relating to equal employment opportunity, of any contract, agreement or grant such Company has with, from, or relating (by way of subcontract or otherwise) to any other contract, agreement or grant of, any federal or state governmental unit ("Government Contract"), including, without limitation, any terms required pursuant to Federal Executive Order No. 11246 and Massachusetts Executive Order No. 74 (both as amended). To the best of each Company's knowledge, it has kept all records required to be kept, and has filed all reports, affirmative action plans and forms (including, without limitation and where applicable, Form EEO-1) required to be filed pursuant to any such applicable law or the terms of any such Government Contract. No Company has been subject to any adverse final determination or order, with respect to any charge of employment discrimination made against it, by the United States Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination or any other governmental unit (including, without limitation, any such governmental unit with which it has a Government Contract), and no Company is presently, to the best of such Company's knowledge, subject to any formal proceedings before, or investigations by, such commissions or governmental units, except as is set forth in
EXHIBIT 3.14.

     3.15. STATUS OF NOTES AND WARRANTS AS QUALIFIED INVESTMENTS. Each Company has duly authorized the execution and delivery to the Purchaser of the certificate attached as EXHIBIT 3.15 hereto, setting forth such statements, information and related data as are necessary to permit the Purchaser to determine and demonstrate that the Notes and Warrants issued pursuant to this Agreement will constitute "qualified investments" within the meaning of that term as set forth in the Capital Resource Company Act and that the full proceeds of the Notes and Warrants will be used for purposes which will materially increase or maintain equal opportunity employment in the Commonwealth of Massachusetts. All such statements, information and related data presented in such certificate as are not based on estimates and projections of future events are true and correct as of the date of such certificate and all such statements, information and related data based upon estimates or projections of future events have been carefully considered and prepared on behalf of each Company.

     3.16. SECURITIES ACT. None of the Companies nor anyone acting on their behalf has offered any of the Notes, Warrants or similar securities, or solicited any offers to purchase or made any attempt by preliminary conversation or negotiations to dispose of the Notes, Warrants or similar securities, to any Person other than the Purchaser or the institutions described in EXHIBIT 3.15. None of the Companies nor anyone acting on their behalf has offered or will offer to sell the Notes, Warrants or similar securities to, or solicit offers with respect thereto from, or enter into any preliminary conversations or negotiations relating thereto with, any Person, so as to bring the issuance and sale of the Notes and Warrants under the registration provisions of the Securities Act.

     3.17. DISCLOSURE. Neither this Agreement, the Form 10-K, the Proxy Statement, the Certificate set forth as EXHIBIT 3.15 hereof, nor any other agreement, document, certificate or written statement furnished to the Purchaser or its special counsel by or on behalf of any Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact within the special knowledge of any Company or any executive officers of any Company which has not been disclosed herein or in writing by them to the Purchaser and which materially adversely affects, or in the future in their opinion may, insofar as they can now foresee, materially adversely affect the business, properties, assets or condition, financial or otherwise, of any Company. Without limiting the foregoing, no Company has any knowledge or belief that there exists, or there is pending or planned, any patent, invention, device or application or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, or the operations of any Company.

     3.18. NO BROKERS OR FINDERS. No Person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon any Company for any commission, fee or other compensation as a finder or broker because of any act or omission by any Company or any agent of any Company.

     3.19. OTHER AGREEMENTS OF OFFICERS. To the best of the knowledge of each Company, no officer or key employee of such Company is a party to or bound by any agreement, contract or commitment, or subject to any restrictions, particularly but without limitation in connection with any previous employment of any such person, which materially and adversely affects, or in the future may (as far as such Company can reasonably foresee) materially and adversely affect, the business or operations of such Company or the right of any such person to participate in the affairs of such Company. To the best of the knowledge of each Company, no officer or key employee has any present intention of terminating his employment with such Company and such Company has no present intention of terminating any such employment agreement.

     3.20. CAPITALIZATION; STATUS OF CAPITAL STOCK. Matec has a total authorized capitalization consisting of: (i) 10,000,000 shares of Common Stock, of which 2,764,550 (excluding 1,029,145 Treasury Shares) shares are issued and outstanding, and (ii) 1,000,000 shares of Preferred Stock, $1.00 par value per share, no shares of which are issued or outstanding. All the outstanding shares of capital stock of Matec have been duly authorized, are validly issued and are fully paid and nonassessable. The shares of Common Stock issuable upon exercise of the Warrants, when so issued, will be duly authorized, validly issued and fully paid and nonassessable. Except as is set forth in the Form 10-K (including the stock options described in note 9 of the notes to the consolidated financial statements of Matec included in the Form 10-K) and except for the Warrants, there are no options, warrants or rights to purchase shares of capital stock or other securities of Matec authorized, issued or outstanding, nor is Matec obligated in any other manner to issue shares of its capital stock or other securities. There are no restrictions on the transfer of shares of capital stock of Matec other than those imposed by relevant state and federal securities laws. No holder of any security of Matec is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any agreement or instrument to which Matec is a party, or which are otherwise binding upon Matec. Neither the issuance of the Notes or the Warrants nor the shares of Common Stock issued upon exercise of the Warrants will result in an adjustment under the antidilution or exercise rights of any holders of any outstanding shares of capital stock, options, warrants or other rights to acquire any securities of Matec. The offer and sale of all shares of capital stock and other securities of Matec issued before the Closing complied with or were exempt from all federal and state securities laws.

     3.21. LABOR RELATIONS. To the best of the knowledge of each Company, since January 1, 1990 no labor union or any representative thereof has made any attempt to organize or represent employees of such Company. There are no unfair labor practice charges, pending trials with respect to unfair labor practice charges, pending material grievance proceedings or adverse decisions of a Trial Examiner of the National Labor Relations Board against any Company. Furthermore, to the best of the knowledge of each Company, relations with employees of such Company are good and there is no reason to believe that any labor difficulties will arise in the foreseeable future.

     3.22. INSURANCE. Each Company carries insurance covering its properties and business adequate and customary for the type and scope of the properties and business, but in any event in amounts sufficient to prevent it from becoming a co-insurer.

     3.23. BOOKS AND RECORDS. The books of account, ledgers, order books, records and documents of each Company accurately and completely reflect all material information relating to the business of each Company, the nature, acquisition, maintenance, location and collection of the assets of each Company, and the nature of all transactions giving rise to the obligations or accounts receivable of each Company.

     3.24. FOREIGN CORRUPT PRACTICES ACT. Each Company has reviewed its practices and policies and to the best of its knowledge and belief it is not engaged, nor has any officer, director, employee or agent of such Company engaged, in any act or practice which would constitute a violation of the Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder.

                             ARTICLE IV

                     COVENANTS OF THE COMPANIES

4.01. AFFIRMATIVE COVENANTS OTHER THAN REPORTING REQUIREMENTS. Without limiting any other covenants and provisions hereof, as long as any of the Notes or Warrants are outstanding, each Company covenants and agrees that it will perform and observe the following covenants and provisions as are applicable to it, and Matec covenants and agrees that it will perform and observe the following covenants and provisions and will cause each other Company and each Subsidiary to perform and observe such of the following covenants and provisions as are applicable to such other Company and such Subsidiary:

          (a) PUNCTUAL PAYMENT. Pay the principal of, premium, if any, and interest on each of the Notes at the times and place and in the manner provided in the Notes and herein.

         (b) PAYMENT OF TAXES AND TRADE DEBT. Pay and discharge all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or business, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of any Company or any Subsidiary, provided that no Company nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by appropriate proceedings if such Company or such Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto. Pay, when due, or in conformity with customary trade terms, all lease obligations, all trade debt, and all other Indebtedness incident to the operations of any Company or any Subsidiaries, except such as are being contested in good faith and by appropriate proceedings if such Company or such Subsidiary concerned shall have set aside on its books adequate reserves with respect thereto.

          (c) MAINTENANCE OF INSURANCE. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which such Company or such Subsidiary operates, but in any event in amounts sufficient to prevent such Company or such Subsidiary from becoming a co-insurer.

          (d) PRESERVATION OF CORPORATE EXISTENCE. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified as a foreign corporation in each jurisdiction in which such qualification is necessary or desirable in view of its business and operations or the ownership of its properties; PROVIDED, HOWEVER, that nothing herein contained shall prevent any merger, consolidation or transfer of assets permitted by subsection 4.02(e). Preserve and maintain all licenses and other rights to use patents, processes, licenses, trademarks, trade names, inventions, intellectual property rights or copyrights owned or possessed by it and necessary to the conduct of its business; PROVIDED, HOWEVER, that nothing herein contained shall prevent the Board of Directors of any Company or Subsidiary from disposing of or abandoning any such license, right to use, patent, trademark or other proprietary right as the Board of Directors of such Company or Subsidiary shall, in good faith, deem to be in the best interest of such Company or Subsidiary.

          (e) COMPLIANCE WITH LAWS. Comply with all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which could materially adversely affect its business or condition, financial or other.

          (f) VISITATION RIGHTS. At any reasonable time and from time to time, permit the Purchaser or any agents or representatives thereof, to examine and make copies of and extracts from the records and books of account of, and visit and inspect the properties of, any Company and any Subsidiary, and to discuss the affairs, finances and accounts of any Company and any Subsidiary with any of their officers or directors and independent accountants.

          (g) KEEPING OF RECORDS AND BOOKS OF ACCOUNT. Keep adequate records and books of account, in which complete entries will be made in accordance with generally accepted accounting principles consistently applied (except to the extent that any change in accounting principles has been concurred in by the certified public accountants of Matec), reflecting all financial transactions of each Company and each Subsidiary, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

          (h) MAINTENANCE OF PROPERTIES, ETC. Maintain and preserve all of its properties, necessary or useful in the proper conduct of its business, in good repair, working order and condition, ordinary wear and tear excepted; PROVIDED, HOWEVER, that nothing herein contained shall require Matec, any Company or any Subsidiary to maintain and preserve or keep in good repair, working order or condition, any property which is obsolete or surplus or unfit for use or which may not be used advantageously in the conduct of the business of Matec, such Company or such Subsidiary.

          (i) COMPLIANCE WITH ERISA. Comply with all minimum funding requirements applicable to any pension or other employee benefit or employee contribution plans which are subject to ERISA or to the Internal Revenue Code of 1986, as amended (the "Code"), and comply in all other material respects with the provisions of ERISA and the Code, and the rules and regulations thereunder, which are applicable to any such plan; provided, however, that nothing herein shall in any be deemed to prohibit or limit Matec's rights as contained in the applicable plans to amend the provisions of such plans or to terminate such plans or trusts, subject to the terms of the plans or trusts, ERISA and the Code. No Company or Subsidiary will permit any event or condition to exist which could permit any such plan to be terminated under circumstances which would cause the lien provided for in Section 4068 of ERISA to attach to the assets of any Company or any Subsidiary.

          (j) MAINTENANCE OF DEBT TO EQUITY RATIO. Matec shall maintain a ratio of Consolidated Indebtedness to Consolidated Net Worth of not more than 1 to 1, such ratio to be measured at the end of each fiscal quarter of Matec.

          (k) MAINTENANCE OF INTEREST COVERAGE. Matec shall maintain a ratio of Consolidated Net Earnings Available for Interest Charges to Interest Charges of not less than 1 to 1 through December 31, 1995, and not less than 2 to 1 thereafter, such ratio to be measured at the end of each fiscal quarter of Matec, commencing on and with the fiscal quarter ending June 30, 1995, as an average of the four (4) most recent fiscal quarters of Matec.

          (l) FOREIGN CORRUPT PRACTICES ACT. Comply and cause each of its officers, directors, employees and agents to comply, at all times with the prohibitions on certain acts and practices set forth in the Foreign Corrupt Practices Act of 1977, and any rules or regulations promulgated thereunder.

          (m) EQUAL EMPLOYMENT OPPORTUNITY. Comply with all applicable laws of the United States, the Commonwealth of Massachusetts, and of each other applicable jurisdiction relating to equal employment opportunity, any rules, regulations, administrative orders and Executive Orders relating thereto and the applicable terms, relating to equal employment opportunity, of any Government Contract; and keep, and cause each Subsidiary to file, all reports, affirmative action plans and forms required to be filed, pursuant to any such applicable law or the terms of any such Government Contract; PROVIDED, HOWEVER, no Company or Subsidiary shall be considered to have failed to comply with the foregoing during any period that any matter relating to such Company's or such Subsidiary's employment practices is being contested by such Company or such Subsidiary in appropriate proceedings, or thereafter, if such Company or such Subsidiary complies with any final determination issued in such proceedings.

          (n)  STATUS OF NOTES AND WARRANTS AS QUALIFIED INVESTMENTS
In the event that any of the statements, information and related data provided by or on behalf of any Company or any Subsidiary and relied upon by the Purchaser in determining that the Notes and Warrants constitute "qualified investments" within the meaning of that term in the Capital Resource Company Act shall be put in issue in any formal or informal proceedings initiated or conducted by or on behalf of the Commonwealth of Massachusetts, each Company shall, upon reasonable notice and at its expense, provide, and, cause each Subsidiary to provide, such additional information, witnesses and related data as may be reasonably necessary or appropriate to support the representations and warranties set forth in Article III.

          (o) ATTENDANCE AT BOARD MEETINGS. Each Company shall permit the Purchaser or its designee to have one observer attend each meeting of its Board of Directors and each meeting of any committee thereof. Each Company shall send to the Purchaser and such designee the notice of the time and place of such meeting in the same manner and at the same time as it shall send such notice to its directors or committee members, as the case may be. Each Company shall also provide to the Purchaser copies of all notices, reports, minutes and consents at the time and in the manner as they are provided to the Board of Directors or committee.

          (p) COMPENSATION. Each Company shall pay to its management or management of any Subsidiary compensation at a rate of compensation which is not in excess of that commonly paid to management in companies of similar size, of similar maturity and in similar businesses and all management compensation and all policies relating thereto shall be approved in advance by a majority of the members of that Company's Board of Directors or by a majority of the members of Matec's Compensation Committee.

          (q) COMPLIANCE WITH SECURITY AGREEMENTS. Comply at all times with all of the terms and conditions of the Security Agreements.

     4.02. NEGATIVE COVENANTS. Without limiting any other covenants and provisions hereof, as long as any of the Notes or Warrants are outstanding, each Company covenants and agrees that it will comply with and observe the following covenants and provisions as are applicable to it, and Matec covenants and agrees that it will comply with and observe the following covenants and provisions and will cause each other Company and each Subsidiary to comply with and observe such of the following covenants and provisions as are applicable to such other Company or such Subsidiary, and will not:

          (a) LIENS. Create, incur, assume or suffer to exist, or permit any other Company or any Subsidiary to create, incur, assume or suffer to exist, any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) of any nature, upon or with respect to any of its properties, now owned or hereinafter acquired, or assign or otherwise convey any right to receive income, except that the foregoing restrictions shall not apply to mortgages, deeds of trust, pledges, liens, security interests or other charges or encumbrances:

                  (i) for taxes, assessments or governmental charges or levies on property of any Company or any Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings;

                 (ii) imposed by law, such as carriers', warehousemen's and mechanics' liens and other similar liens arising in the ordinary course of business;

                (iii) arising out of pledges or deposits under workmen's compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

                 (iv) securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), statutory obligations and surety bonds;

                  (v) in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property which do not materially detract from its value or impair its use;

                 (vi) arising by operation of law in favor of the owner or sublessor of leased premises and confined to the property rented;

                (vii) arising from any litigation or proceeding which is being contested in good faith by appropriate proceedings, PROVIDED, HOWEVER, that no execution or levy has been made;

               (viii) described in EXHIBIT 3.07 which secure the Indebtedness set forth in EXHIBIT 3.05 or Indebtedness permitted under subsection 4.02(b)(ii), provided that no such lien is extended to cover other or different property of any Company or any Subsidiary; and
    (ix) arising out of a purchase money mortgage or security interest on personal property to secure the purchase price of such property (or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such property) incurred by any Company or any Subsidiary, provided that such purchase money mortgage or security interest does not extend to any other or different property of such Company or such Subsidiary.

          (b) INDEBTEDNESS. Create, incur, assume or suffer to exist, or permit any other Company or any Subsidiary to create, incur, assume or suffer to exist, any liability with respect to Indebtedness except for:

                  (i)  the Notes;

                 (ii) Indebtedness for money borrowed, provided that such Indebtedness for money borrowed: (A) does not exceed $5,000,000 in principal amount at any one time outstanding and (B) does not result in the Companies failure to comply with all of the provisions of Article IV hereof;

                (iii) Current Liabilities, other than for borrowed money, which are incurred in the ordinary course of business; and

                 (iv) Indebtedness with respect to lease obligations, provided that such lease obligations do not violate subsection 4.02(c).

          (c) LEASE OBLIGATIONS. Create, incur, assume or suffer to exist, or permit any other Company or any Subsidiary to create, incur, assume or suffer to exist, any obligations as lessee for the rental or hire of real or personal property in connection with any sale and leaseback transaction; or become obligated to pay any rent for real property or personal property under any lease with an original term, including any lessor options to renew or extend, of more than three years if the aggregate of consolidated fixed annual rent which would be payable in any fiscal year by the Companies and their Subsidiaries under all such leases would exceed $250,000.

          (d) ASSUMPTIONS OR GUARANTIES OF INDEBTEDNESS OF OTHER PERSONS. Assume, guarantee, endorse or otherwise become directly or contingently liable on, or permit any other Company or any Subsidiary to assume, guarantee, endorse or otherwise become directly or contingently liable on (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor or otherwise to assure the creditor against loss) any Indebtedness of any other Person, except for: (i) guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, (ii) guaranties by a Subsidiary of Indebtedness of Matec or any other Company, (iii) guaranties by Matec of any Indebtedness of any Company, and (iv) guaranties of any Industrial Revenue Bonds, the proceeds of which are used solely for the benefit of Matec or any Company.

          (e) MERGERS, SALE OF ASSETS, ETC. Merge or consolidate with, or sell, assign, lease or otherwise dispose of or voluntarily part with the control of (whether in one transaction or in a series of transactions) a material portion of its assets (whether now owned or hereinafter acquired) or sell, assign or otherwise dispose of (whether in one transaction or in a series of transactions) any of its accounts receivable (whether now in existence or hereinafter created) at a discount or with recourse, to, any Person, or permit any other Company or any Subsidiary to do any of the foregoing, except for sales or other dispositions of assets in the ordinary course of business and except that (1) any Company, other than Matec, or any Subsidiary may merge into or consolidate with or transfer assets to any Company, (2) Matec may merge any Person into it or otherwise acquire such Person as long as Matec is the surviving entity, such merger or acquisition does not result in the violation of any of the provisions of this Agreement and no such violation exists at the time of such merger or acquisition, and, provided that such merger or acquisition does not result in the issuance (in one or more transactions) of shares of the voting stock of Matec representing in the aggregate more than twenty percent (20%) of the total outstanding voting stock of Matec, on a fully diluted basis, immediately following the issuance thereof and (3) the Companies may sell fixed assets up to five percent (5%) (based upon their then net book value) of their consolidated net fixed assets in any period of twelve (12) consecutive months.

          (f) INVESTMENTS IN OTHER PERSONS. Make or permit any other Company or any Subsidiary to make, any loan or advance to any person, or purchase, otherwise acquire, or permit any other Company or any Subsidiary to purchase or otherwise acquire, the capital stock, assets comprising the business of, obligations of, or any interest in, any Person, except:

                  (i) investments by a Company or a Subsidiary in evidences of indebtedness issued or fully guaranteed by the United

States of America and having a maturity of not more than one year from the date of acquisition;

                 (ii) investments by a Company or a Subsidiary in certificates of deposit, notes, acceptances and repurchase agreements having a maturity of not more than one year from the date of acquisition issued by: (A) a bank organized in the United States having capital, surplus and undivided profits of at least $100,000,000 and whose parent holding company has long-term debt rated Aa1 or higher, and whose commercial paper (if rated) is rated Prime 1, by Moody's Investors Service, Inc. or (B) Framingham Savings Bank or Unibank For Savings;

                (iii) investments by a Company or a Subsidiary in the highest-rated commercial paper having a maturity of not more than one year from the date of acquisition;

                 (iv) loans or advances from a Subsidiary to any Company;

                  (v) investments, loans or advances in or from one Company to any other Company;

                 (vi) investments in Framingham Savings Bank as reflected in the Form 10-K; and

                (vii) other loans, advances and investments; provided that the aggregate amount of all such other loans advances and investments made on or after January 1, 1995 does not exceed, at any one time outstanding, two percent (2%) of the Consolidated Net Worth of the Companies as of the end of their then most recent fiscal quarter.

          (g) DISTRIBUTIONS. Declare or pay any dividends, purchase, redeem, retire, or otherwise acquire for value any of its capital stock (or rights, options or warrants to purchase such shares) now or hereafter outstanding, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, or permit any other Company or any Subsidiary to do any of the foregoing (such transactions being hereinafter referred to as "Distributions"), except that the Subsidiaries may declare and make payment of cash and stock dividends, return capital and make distributions of assets to any Company; PROVIDED, HOWEVER, that nothing herein contained shall prevent Matec from:

                  (i) effecting a stock split or declaring or paying any dividend consisting of shares of any class of capital stock to the holders of shares of such class of capital stock, or

                 (ii) redeeming any stock of a deceased stockholder out of insurance held by Matec on that stockholder's life, or

                (iii) making cash distributions to its stockholders, provided such cash distributions in the any fiscal year do not exceed thirty percent (30%) of the Companies Consolidated Net Income for their immediately prior fiscal year, or

                 (iv) repurchases by Matec from its stockholders of not more than an aggregate of $50,000 of its Common Stock in any fiscal year, provided that the repurchase price per share for each share of Common Stock so repurchased is not greater than the market price per share of Common Stock on the date of such repurchase, if in the case of any such transaction there does not exist at the time of such Distribution an Event of Default or an event which, but for the requirement that notice be given or time elapse or both, would constitute an Event of Default and provided that such Distribution can be made in compliance with the other terms of this Agreement.

          (h) DEALINGS WITH AFFILIATES. Enter or permit any other Company or any Subsidiary to enter into any transaction with any holder of 5% or more of any class of capital stock of Matec, or any member of their families or any corporation or other entity in which any one or more of such stockholders or members of their immediate families directly or indirectly holds five percent (5%) or more of any class of capital stock except in the ordinary course of business and on terms not less favorable to such Company or such Subsidiary than it would obtain in a transaction between unrelated parties.

          (i) MAINTENANCE OF OWNERSHIP OF SUBSIDIARIES. Sell or otherwise dispose of any shares of capital stock of any Subsidiary, except to a Company or another Subsidiary, or permit any Company (other than Matec) or any Subsidiary to issue, sell or otherwise dispose of any shares of its capital stock, except to a Company, PROVIDED, HOWEVER, that nothing herein contained shall prevent: (i) any merger, consolidation or transfer of assets permitted by subsection 4.02(e) or
(ii) the exercise of certain options, outstanding on the date hereof, to acquire shares of Matec Applied Sciences, Inc.

          (j) CHANGE IN NATURE OF BUSINESS. Make, or permit any other Company or any Subsidiary to make, any material change in the nature of its business as carried on at the date hereof.

     4.03. REPORTING REQUIREMENTS. Matec will furnish to each registered holder of any Note or any Warrant:

          (a) as soon as possible and in any event within five (5) business days after the occurrence of each Event of Default or each event which, with the giving of notice or lapse of time or both, would constitute an Event of Default, the statement of the chief financial officer of Matec setting forth details of such Event of Default or event and the action proposed to be taken with respect thereto;

          (b)  as soon as available and in any event within forty-five
(45) days after the end of each of the first three quarters of each fiscal year of Matec, consolidated and consolidating balance sheets of the Companies and their Subsidiaries as of the end of such quarter and consolidated and consolidating statements of income and retained earnings and of changes in financial position of the Companies and their Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year, all in reasonable detail and duly certified (subject to year-end audit adjustments) by the chief financial officer of Matec as having been prepared in accordance with generally accepted accounting principles consistently applied (except to the extent that there has been a change in such accounting principles and to the extent that Matec's independent public accountant have concurred in such change);

          (c) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Matec, a copy of the annual audit report for such year for the Companies and their Subsidiaries, including therein consolidated and consolidating balance sheets of the Companies and their Subsidiaries as of the end of such fiscal year and consolidated and consolidating (which consolidating statements need not be audited) statements of income and retained earnings and of changes in financial position of the Companies and their Subsidiaries for such fiscal year, setting forth in each case, as to the consolidated statements, in comparative form the corresponding figures for the preceding fiscal year, all duly certified by independent public accountants of recognized standing acceptable to the Purchaser;

          (d) at the time of delivery of each quarterly and annual statement, a certificate, executed by the chief financial officer of Matec in the case of quarterly statements and Matec's independent public accountants in the case of annual statements, stating that such officer or accountants, as the case may be, has caused this Agreement, the Notes, the Warrants and the Security Agreements to be reviewed and has no knowledge of any default by any Company or any Subsidiary in the performance or observance of any of the provisions of this Agreement, the Notes, the Warrants or the Security Agreements or, if such officer or accountant has such knowledge, specifying such default and the nature thereof. Each such certificate shall set forth computations in reasonable detail demonstrating compliance with the provisions of subsections 4.01(j) and (k) and subsections 4.02(b) and (c);

          (e) promptly upon receipt thereof, any written report submitted to any Company or any Subsidiary by independent public accountants in connection with an annual or interim audit of the books of such Company and such Subsidiary made by such accountants;

          (f) prior to the start of each fiscal year, consolidated capital and operating expense budgets, cash flow projections and income and loss projections for the Companies and their Subsidiaries in respect of such fiscal year, all itemized in reasonable detail and prepared on a quarterly basis and approved prior to the start of each such fiscal year by the Board of Directors of Matec, and, promptly after preparation, any revisions to any of the foregoing;

          (g) promptly after the commencement thereof, notice of all actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Company or any Subsidiary of the type described in Section 3.04; and

          (h) promptly after sending, making available, or filing the same, such reports and financial statements as any Company or any Subsidiary shall send or make available to the stockholders of any Company or the Commission and such other information respecting the business, properties or the condition or operations, financial or otherwise, of any Company or any Subsidiaries as the Purchaser may from time to time reasonably request.

     4.04. TERMINATION OF CERTAIN COVENANTS. Except for the convenants set forth in subsections 4.01(f), (m), (n) and (o), all other covenants set forth in Sections 4.01 and 4.02 shall terminate and be of no further force or effect when the Notes have been redeemed in their entirety.

                              ARTICLE V

                         REGISTRATION RIGHTS

     5.01. "PIGGY BACK" REGISTRATION. If at any time Matec shall determine to register under the Securities Act (including pursuant to a demand of any stockholder of Matec exercising registration rights) any of its Common Stock of the type which has been or may be issued upon the exercise of the Warrants, other than on Forms S-4 or S-8 or its then equivalent, it shall send to each holder of Registrable Shares, including each holder who has the right to acquire Registrable Shares, written notice of such determination and, if within thirty (30) days after receipt of such notice, such holder shall so request in writing, Matec shall use its best efforts to include in such registration statement all or any part of the Registrable Shares such holder requests to be registered, except that if, in connection with any offering involving an underwriting of Common Stock to be sold by Matec, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in any such registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, and such limitation is imposed pro rata among the holders of such Common Stock having an incidental ("piggy back") right to include such Common Stock in the registration statement according to the amount of such Common Stock which each holder had requested to be included pursuant to such right, then Matec shall be obligated to include in such registration statement only such limited portion of the Registrable Shares with respect to which such holder has requested inclusion hereunder.

     5.02. REGISTRATION ON FORM S-3. In addition to the rights provided the holder of Registrable Shares in Section 5.01 above, if the registration of Registrable Shares under the Securities Act can be effected on Form S-3 (or any similar form promulgated by the Commission), Matec will promptly so notify each holder of Registrable Shares, including each holder who has a right to acquire Registrable

Shares, and then will at any time, and from time to time, thereafter, as expeditiously as possible, use its best efforts to effect qualification and registration under the Securities Act on said Form S-3 of all or such portion of the Registrable Shares as the holder or holders shall specify; provided that the reasonably anticipated aggregate price to the public of the Registrable Shares to be so registered is at least $250,000.

     5.03. EFFECTIVENESS. Matec will use its best efforts to maintain the effectiveness for up to nine (9) months of any registration statement pursuant to which any of the Registrable Shares are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act and any applicable state securities statute or regulation. Matec will also provide each holder of Registrable Shares with as many copies of the prospectus contained in any such registration statement as it may reasonably request.

     5.04. INDEMNIFICATION OF HOLDER OF REGISTRABLE SHARES. In the event that Matec registers any of the Registrable Shares under the Securities Act, Matec will indemnify and hold harmless each holder and each underwriter of the Registrable Shares so registered (including any broker or dealer through whom such shares may be sold) and each person, if any, who controls such holder or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse each such holder, each such underwriter and each such controlling person, if any, for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented by Matec) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading or any violation by Matec of any rule or regulation promulgated under the Securities Act applicable to Matec and relating to action or inaction required of Matec in connection with such registration, unless such untrue statement or omission was made in such registration statement, preliminary or amended, preliminary prospectus or prospectus in reliance upon and in conformity with information furnished in writing to Matec in connection therewith by such holder of Registrable Shares, any such underwriter or any such controlling person expressly for use therein. Promptly after receipt by any holder of Registrable Shares, any underwriter or any controlling person, of notice of the commencement of any action in respect of which indemnity may be sought against Matec, such holder of Registrable Shares, or such underwriter or such controlling person, as the case may be, will notify Matec in writing of the commencement thereof, and, subject to the provisions hereinafter stated, Matec shall assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to such holder of Registrable Shares, such underwriter or such controlling person, as the case may be), and the payment of expenses insofar as such action shall relate to any alleged liability in respect of which indemnity may be sought against Matec. Such holder of Registrable Shares, any such underwriter or any such controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of Matec unless the employment of such counsel has been specifically authorized by Matec. Matec shall not be liable to indemnify any person for any settlement of any such action effected without Matec's consent. Matec shall not, except with the approval of each party being indemnified under this Section 5.04, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the parties being so indemnified of a release from all liability in respect to such claim or litigation.

     5.05. INDEMNIFICATION OF MATEC. In the event that Matec registers any of the Registrable Shares under the Securities Act, each holder of the Registrable Shares so registered will indemnify and hold harmless Matec, each of its directors, each of its officers who have signed the registration statement, each underwriter of the Registrable Shares so registered (including any broker or dealer through whom such of the shares may be sold) and each person, if any, who controls Matec or any such underwriter within the meaning of Section 15 of the Securities Act from and against any and all losses, claims, damages, expenses or liabilities, joint or several, to which they or any of them may become subject under the Securities Act or under any other statute or at common law or otherwise, and, except as hereinafter provided, will reimburse Matec and each such director, officer, underwriter or controlling person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the registration statement, in any preliminary or amended preliminary prospectus or in the prospectus (or the registration statement or prospectus as from time to time amended or supplemented) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing to Matec in connection therewith by such holder of Registrable Shares expressly for use therein; PROVIDED, HOWEVER, that such holder's obligations hereunder shall be limited to an amount equal to the proceeds to such holder of the Registrable Shares sold in such registration. Promptly after receipt of notice of the commencement of any action in respect of which indemnity may be sought against such holder of Registrable Shares, Matec will notify such holder of Registrable Shares in writing of the commencement thereof, and such holder of Registrable Shares shall, subject to the provisions hereinafter stated, assume the defense of such action (including the employment of counsel, who shall be counsel reasonably satisfactory to Matec) and the payment of expenses insofar as such action shall relate to the alleged liability in respect of which indemnity may be sought against such holder of Registrable Shares.
Matec and each such director, officer, underwriter or controlling person shall have the right to employ separate counsel in any such action and to participate in the defense thereof but the fees and expenses of such counsel shall not be at the expense of such holder of Registrable Shares unless employment of such counsel has been specifically authorized by such holder of Registrable Shares. Such holder of Registrable Shares shall not be liable to indemnify any person for any settlement of any such action effected without such holder's consent.

     5.06. EXCHANGE ACT REGISTRATION. If Matec has listed, or shall at any time list, any of its Common Stock of the type which may be issued upon the exercise of the Warrants on any national securities exchange, Matec will, at its expense, simultaneously list on such exchange and maintain such listing of, all of the Common Stock from time to time issuable upon exercise of the Warrants. If Matec becomes subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act, Matec will use its best efforts to timely file with the Commission such information as the Commission may require under either of said Sections; and in such event, Matec shall use its best efforts to take all action as may be required as a condition to the availability of Rule 144 under the Securities Act (or any successor exemptive rule hereinafter in effect) with respect to such Common Stock. Matec shall furnish to any holder of Registrable Shares forthwith upon request (i) a written statement by Matec as to its compliance with the reporting requirements of Rule 144, (ii) a copy of the most recent annual or quarterly report of Matec as filed with the Commission, and (iii) such other reports and documents as a holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a holder to sell any such Registrable Shares without registration.

     5.07. DAMAGES. Matec recognizes and agrees that the holder of Registrable Shares will not have an adequate remedy if Matec fails to comply with this Article V and that damages will not be readily ascertainable, and Matec expressly agrees that, in the event of such failure, it shall not oppose an application by the holder of Registrable Shares or any other person entitled to the benefits of this Article V requiring specific performance of any and all provisions hereof or enjoining Matec from continuing to commit any such breach of this
Article V.

     5.08. FURTHER OBLIGATIONS. Whenever under the preceding Sections of this Article V, Matec is required hereunder to register Registrable Shares, it agrees that it shall also do the following:

          (a) Furnish to each selling holder such copies of each preliminary and final prospectus and such other documents as said holder may reasonably request to facilitate the public offering of its Registrable Shares;

          (b) Use its best efforts to register or qualify the Registrable Shares covered by said registration statement under the applicable securities or "blue sky" laws of such jurisdictions as any selling holder may reasonably request; PROVIDED, HOWEVER, that Matec shall not be obligated to qualify to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to the service or process in suits other than those arising out of the offer or sale of the securities covered by the registration statement in any jurisdiction where it is not then so subject;

          (c)  Furnish to each selling holder a signed counterpart of

                  (i) an opinion of counsel for Matec, dated the effective date of the registration statements, and

                 (ii) "comfort" letters signed by Matec's independent public accountants who have examined and reported on Matec's financial statements included in the registration statement, to the extent permitted by the standards of the American Institute of Certified Public Accountants,

covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the accountants' "comfort" letters) with respect to events subsequent to the date of the financial statements, as are customarily covered in opinions of issuer's counsel and in accountants' "comfort" letters delivered to the underwriters in underwritten public offerings of securities, to the extent that Matec is required to deliver or cause the delivery of such opinion or "comfort" letters to the underwriters in an underwritten public offering of securities;

          (d) Permit each selling holder or his counsel or other representatives to inspect and copy such corporate documents and records as may reasonably be requested by them;

          (e) Furnish to each selling holder a copy of all documents filed and all correspondence from or to the Commission in connection with any such offering; and

          (f) Use its best efforts to insure the obtaining of all necessary approvals from the National Association of Securities Dealers, Inc.

     5.09. HOLDBACK AGREEMENT. In the case of any underwritten registration which includes Common Stock to be sold by Matec, each holder of Registrable Shares agrees, if requested by the managing underwriter or underwriters, not to effect any public sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Shares during the one hundred twenty
(120) day period commencing on the date such request is made; PROVIDED, HOWEVER, that all persons entitled to registration rights with respect to shares of Common Stock who are not parties to this Agreement, all other persons selling shares of Common Stock in such offering and all